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                                                                   Exhibit 10(p)


                               HARSCO CORPORATION

                   1995 EXECUTIVE INCENTIVE COMPENSATION PLAN

                     AUTHORIZATION, TERMS, AND CONDITIONS OF
                             ANNUAL INCENTIVE AWARDS
                   (AS AMENDED AND RESTATED NOVEMBER 15, 2001)

1.    Purposes of Annual Incentive Awards

      The grant of Annual Incentive Awards ("Awards") under the 1995 Executive Incentive Compensation Plan is intended to further the profitable growth of Harsco Corporation (the "Company") by offering a short-term incentive opportunity, in addition to base salary, to officers and key corporate and divisional employees of the Company and its subsidiaries who are largely responsible for such growth, to the benefit of the Company's stockholders. Such Awards are expected to encourage recipients to improve their performance and remain with the Company and its subsidiaries, and encourage other qualified persons to seek and accept employment with the Company and its subsidiaries.

2.    Overview

      This document (the "Terms and Conditions") sets forth the authorization, terms, and conditions of Awards under the Company's 1995 Executive Incentive Compensation Plan (the "1995 Plan"), as determined by the Management Development and Compensation Committee (the "Committee"). These Terms and Conditions are subject to, and qualified in their entirety by reference to, the 1995 Plan, including Section 6(h) of the 1995 Plan setting forth certain terms relating to Awards. If any of the Terms and Conditions are inconsistent with the 1995 Plan, the terms of the 1995 Plan shall control. Words used in these Terms and Conditions but not otherwise defined herein shall have the meanings ascribed to such words in the 1995 Plan.

3.    Definitions

      In addition to terms defined in Sections 1 and 2 hereof, the following terms shall be defined as set forth below:

      3.1 Base Salary means salary actually earned by a Participant during the Performance Year to which the Award relates (as distinct from the annual salary rate in effect at the end of such Performance Year). This amount excludes (i) payments resulting from awards authorized under the Company's Annual and Long-Term Incentive Plans in effect


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           prior to 1995 and (ii) payments under the 1995 Plan, the Terms and
           Conditions, or any Awards thereunder.

      3.2 Bonus Multiple means the sum of the Excess Bonus Multiple and the Target Multiple. The Bonus Multiple will not be less than zero.

      3.3 Cash Bonus means the product of the Bonus Multiple and the Target Bonus, provided however that the Bonus Multiple used in this calculation shall not exceed 2.0.

      3.4 Cause means (i) the willful and continued failure by the Participant to substantially perform his or her duties with the Company or a subsidiary (other than such failure resulting from the Participant's incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in illegal conduct, or (iii) the willful engaging by the Participant in conduct in violation of any provision of the Code of Conduct or other published policies of the Company, or
           (iv) the willful engaging by the Participant in any act of serious dishonesty which adversely affects, or in the reasonable judgment of the Committee, could in the future adversely affect, the value, reliability or performance of the Participant to the Company. For purposes of this definition, no act, or failure to act, on the part of the Participant shall be considered "willful" unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company.

      3.5 EVA(R)(1) ("EVA") or Economic Value - Added means the level of economic value added generated by the Company or by a designated EVA Center during a given Performance Year or other specified period and which is determined in accordance with the procedures and guidelines established by the Company prior to the Performance Year.

      3.6 EVA Center means the Company as a whole or any division, subsidiary or business unit of the Company recognized by the Committee for purposes of this Plan and for which a separate EVA calculation is performed.

      3.7 EVA Improvement means, for any Performance Year for any EVA Center, the difference between the current Performance Year's EVA and the EVA for that same EVA Center for the immediately prior Performance Year. EVA Improvement may be a negative number.

      3.8 EVA Interval means the difference between the Targeted EVA Improvement and the EVA Improvement at the point at which the first dollar of bonus will be earned. (The EVA Interval is also equal to the



(1) EVA is a registered mark of Stern Stewart & Co.


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           difference between the EVA Improvement level at which the Bonus
           Multiple is 2.0 and the Targeted EVA Improvement.) The EVA Interval will be established by the Committee in accordance with Section 4.1.

      3.9 Excess Bonus Multiple means the quotient of the Excess EVA Improvement divided by the EVA Interval. This amount can be a negative number.

      3.10 Excess EVA Improvement means the difference between the EVA Improvement for a Performance Year less the Target EVA Improvement for that same Performance Year. Excess EVA Improvement can have a negative value.

      3.11 Fair Market Value of Common Stock as of any given date means the average of the high and the low sale prices of a share of common stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal (or an equivalent successor table) for such date or, if no such prices are reported for such date, on the most recent trading day prior to that date for which such prices were reported.

      3.12 Normal Retirement means retirement at or after age 62 with at least 30 years of service, or at or after age 65.

      3.13 Participant means an officer or key employee of the Company or a subsidiary, who has been identified by the Committee as being eligible for a potential award.

      3.14 Performance Year means the fiscal year or other specified period during which the achievement of Targeted EVA Improvement with respect to a given Award shall be measured.

      3.15 Salary Level means the numbered category assigned to each Participant for purposes of determining annual salary rate under the Company's executive compensation program, as of the end of the Performance Year to which an Award relates.

      3.16 Supplemental Stock Options mean options to purchase the Common Stock of Harsco Corporation granted pursuant to Article 6 of these Terms and Conditions. Supplemental Stock Options shall be separate from and in addition to any stock options which may otherwise be granted under the Plan.

      3.17 Target Bonus means an amount equal to the product of the Participant's Base Salary, Salary Level and 0.02 (.03 X .666) for any given Performance Year.


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      3.18 Target EVA Improvement means level of EVA improvement the Company or any EVA Unit is to achieve in a given Performance Year. Targeted EVA Improvement is generally intended to represent a level of performance which the Committee believes, in its sole discretion, would merit payment of incentive compensation at a normal or median level. The Target EVA Improvement shall be established by the Committee in accordance with Section 4.1

      3.19 Target Multiple means, for purposes of calculating a Participant's Award, 1.0.

      3.20 Termination means a termination of employment immediately after which the Participant is not an employee of the Company or any subsidiary. Conversion from full-time or part-time employment or a leave of absence from employment, if approved by the Committee, shall not be deemed to be a Termination for purposes of these Terms and Conditions.

4.    Performance Objectives and Award Notification

      4.1 Performance Objectives. Prior to the commencement of each Performance Year, the Committee shall specify the Target EVA Improvement and the EVA Interval for the Company and each EVA Center. Initially, the Target EVA Improvement and the EVA Interval shall be established for each Performance Year of the subsequent three - year performance cycle. Annually thereafter, the applicable Target EVA Improvement and EVA Interval established by the Committee shall be only for the third year of the ongoing three year performance cycle. The Committee, in its sole discretion, may adjust any previously established Target EVA Improvement or EVA Interval for any Performance Year, provided that such adjustment must be made prior to the commencement of such Performance Year.

      4.2 Notification of Awards. The Company shall notify members of the class of eligible employees of their selection for participation and the applicable Target EVA Improvement and EVA Interval for the Performance Year as promptly as practicable. Such notification shall be accomplished in any reasonable manner, in the discretion of the Committee.


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5.    Settlement of Awards

      5.1 Determination of Award and Limitation Thereof. As promptly as practicable following the end of each Performance Year, the Company shall determine the EVA achieved by the Company and each EVA Center for such year. The Committee shall review the EVA determinations along with the other material terms and conditions relating to the payout of an award under the Plan. If all conditions for the payout of an Award have been satisfied, the Committee shall then determine the Award, if any, deemed to be earned as a result of the actual EVA achieved by the Company and/or the EVA Center for the Performance Year. The Earned Award shall be calculated by determining the EVA Improvement for the Performance Year and comparing that with the Targeted EVA Improvement and the EVA Interval to determine the Excess EVA Improvement. The Committee shall then determine the Excess Bonus Multiple, the Bonus Multiple and the Cash Bonus. In the event that a Participant's Cash Bonus exceeds $2,000,000, the Cash Bonus for such Participant shall be reduced to that amount. A sample calculation of an award is attached as Exhibit A to this Plan.

      5.2 Payment of Cash and Grant of Stock. At the time the Committee determines a Participant's Cash Bonus under Section 5.1, each Participant shall become entitled, subject to Sections 5.3 and 5.4, to receive a payment in cash equal to his or her Cash Bonus. Such cash payment shall be made as promptly as practicable after the determination by the Committee of the Participant's Cash Bonus.

      5.3 Committee Discretion. The Committee may, at any time prior to the payment under Section 5.2, adjust or modify the Cash Bonus determined under Section 5.1: (1) in recognition of unusual or nonrecurring events affecting the Company or any EVA Center, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) in view of the Committee's assessment of the business strategy of the Company and/or the EVA Centers thereof, performance of comparable organizations, economic and business conditions, personal performance of the Participant, and other circumstances deemed relevant by the Committee, or (3) with respect to any Participant whose position or duties with the Company or any subsidiary has changed; provided, however, that no such adjustment or modification may be made with respect to an Award granted to a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder if and to the extent that such adjustment or modification would increase the amount of compensation payable to


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           such covered employee. Examples of considerations which might influence the Committee in exercising its discretion hereunder include:

           (a) Achievement of a rate of return on stockholders' equity which was either significantly more or significantly less than the Committee's estimate of the Company's competitive cost of equity.

           (b)   The existence of compensation restraints at an EVA Center.

           (c) A substantial change in the established strategic performance objectives during the period.

           (d) A substantial change in the composition of an EVA Center during the period.

      5.4 Settlement of Award In the Event of Termination. In the event of a Participant's Termination, such Participant (or his or her beneficiary) shall receive, in lieu of payment of all amounts specified in Section 5.2, settlement of such Participant's Award as provided in this Section 5.4.

           In the event of a Participant's Termination by reason of Normal Retirement, death, or full and permanent disability (as determined by the Committee) prior to the end of a Performance Year to which an award relates, the calculation of the Participant's Cash Bonus shall be determined under Section 5.1. (However, the definition of "Base Salary" will have the effect of prorating the Participant's Award according to the salary actually earned during the year to the date of retirement.) In the event of a Participant's Termination for any reason other than an involuntary Termination for Cause after the end of a Performance Year to which an Award relates but prior to settlement of an Award relating to such Performance Year, the Participant's Cash Bonus shall be determined under Section 5.1.

           Any settlement under this Section 5.4 shall be made in the form of a payment in cash only (as adjusted under this Section 5.4).

           In the event of a Participant's Termination (i) for any reason other than Normal Retirement, death, or full and permanent disability (as determined by the Committee) prior to the end of a Performance Year to which an Award relates or (ii) which is an involuntary Termination for Cause after the end of a Performance Year to which an Award relates but prior to the Committee's determination of the Participant's Cash Bonus, the Award of such Participant for such Performance Year shall be forfeited.


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      5.5  Certification. Determinations by the Committee under this Section 5 shall be set forth in a written certification, which may include for this purpose approved minutes of a meeting of the Committee at which such determinations were made.

6.    Supplemental Stock Options

      6.1 In the event the Bonus Multiple for any Participant exceeds 2.0, the Participant shall be eligible to receive a grant of Supplemental Stock Options, the value of which shall be equal to the difference between (i) the product of the Bonus Multiple and the Target Bonus and (ii) the product of 2.0 and the Target Bonus. Any fractional amount shall be rounded to the nearest whole share amount. The Committee shall review every grant of Supplemental Stock Options authorized under this Section to confirm that such payments can be made under the terms of the Plan and that necessary shares are available to make such payment. The Committee shall have discretion to reduce or eliminate the Supplemental Stock Option grant provided for in this Section 6.1 if it determines, in its sole discretion, that the granting of the Supplemental Stock Options would not be in the best interest of the Company.

      6.2 No payment of Supplemental Stock Options shall be made to any Participant if (i) the Participant's Cash Bonus for the given Performance Year was equal to $2,000,000 or (ii) if such Participant was not eligible to receive a grant of Supplemental Stock Options for that Performance Year under the terms of the 1995 Plan. In additions, any Participant's Supplemental Stock Option grant which may be payable under Section 6.1 shall be reduced to the extent that the sum of the values of the Participant's Cash Bonus and Supplemental Stock Option grant under Section 6.1 exceeds $2,000,000.

      6.3 For purposed of determining the number of Supplemental Stock Options to be granted under Section 6.1, the Black Scholes method of stock option valuation shall be used. No Supplemental Stock Options for fractional shares shall be issued. The valuation of Supplemental Stock Options for purposes of Section 6.2 shall be determined in accordance with the Black Scholes method of valuing stock options.

7.0   Administration

      Administrative details relating to Awards shall be handled by the Administrator, which shall be one or more individuals, employed in the Company's corporate office, designated by the Chief Executive Officer of the Company to serve in such capacity.


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                                    EXHIBIT A

                            EXAMPLE BONUS CALCULATION

                                        2001                           2002
                                        ----                           ----
EVA                                   ($19.5)                        $  15.0

EVA Improvement                                                      $  34.5
Less: Target EVA Improvement                                         $   4.8
                                                                     -------
= Excess EVA Improvement                                             $  29.7

Divide by Interval                                                   $  32.0
                                                                     -------
= Excess Bonus Multiple                                                 0.93

+ Target Multiple                                                       1.00
                                                                     -------
= Bonus Multiple                                                        1.93
x Target Bonus                                                       $10,000
                                                                     -------

= Bonus Declared                                                     $19,281
                                                                     =======


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